EXHIBIT 10.6(a)
FIRST HORIZON NATIONAL CORPORATION
2002 MANAGEMENT INCENTIVE PLAN
(As Restated for Amendments through July 14, 2008)
Article I – Purpose
Section 1.1 The purpose of the Plan is to provide a financial incentive for key executives to encourage and reward desired performance on key financial measures that will further the growth, development and financial success of the Company and to enhance the Company’s ability to maintain a competitive position in attracting and retaining qualified key personnel who contribute, and are expected to contribute, materially to the success of the Company. The Plan is designed to replace the existing First Tennessee National Corporation Management Incentive Plan, as amended and restated, and to ensure that awards paid pursuant to this Plan to eligible employees of the Company are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan shall be submitted to the Company’s shareholders for approval pursuant to 26 C.F.R. § 1.162.27(e)(4)(vi) at the annual meeting to be held on April 16, 2002, and shall be effective for the 2002 fiscal year commencing on January 1, 2002. If the shareholders do not approve the Plan, the Plan shall not become effective.
Article II – Definitions
Section 2.1 Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.
(a) “Award” shall mean an incentive compensation award made to a Participant pursuant to this Plan that is subject to and dependent upon the attainment of one or more Performance Goals.
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Change in Control” shall mean the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:
(i)	individuals who, on January 21, 1997, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “Person” (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A)

by the Company or any entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests (a “Subsidiary”), (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);
(iii)	the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.
Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a change in control of the Company shall not be deemed to have occurred solely because any person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding: provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the company shall then occur.
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(e) “Committee” shall mean the Committee designated pursuant to Section 3.1 of this Plan and shall consist solely of two or more members of the Board, appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” for purposes of Section 162(m) of the Code.
(f) “Common Stock” shall mean the common stock of the Company, par value $0.625 per share, as adjusted from time to time for stock splits.

(g) “Company” shall mean First Horizon National Corporation, and its successors and assigns.
(h) “Compensation” shall mean the base salary earned by a Participant during any Performance Period.
(i) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous tax year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m), excluding any such individual whom the Committee, in its discretion, reasonably expects not to be a “covered employee” with respect to the current tax year of the Company and (ii) any individual who was not a “covered employee” under Code Section 162(m) for the previous tax year of the Company, but whom the Committee, in its discretion, reasonably expects to be a “covered employee” with respect to the current tax year of the Company or with respect to the tax year of the Company in which any applicable Award will be paid.
(j) “Disability” shall mean a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Company or Subsidiary employing the Participant at the onset of such total and permanent disability.
(k) “Early Retirement” shall mean the Termination of Employment of a Participant from the employ or service of the Company, or any of its Subsidiaries participating in the First Horizon National Corporation Pension Plan, as amended from time to time, on or after the Participant has attained the age of 55 and 15 years of employment or service with the Company or any of its participating Subsidiaries.
(l) “Employee” shall mean any employee of the Company or a Subsidiary, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.
(m) “Employer” shall mean the Company or a Subsidiary, whichever at the time employs the Employee.
(n) “Fair Market Value” with respect to the Common Stock, shall mean, as of any date, (i) the mean between the high and low sales prices at which shares of Common Stock were sold on the New York Stock Exchange, or any other such exchange on which the Common Stock is traded, on such date, or, in the absence of reported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Common Stock on such date, the fair market value as determined in good faith by the Committee in its sole discretion.
(o) “Maximum Award” shall mean the maximum Award payable under the Plan for the attainment of Performance Goals in any Performance Period, which Award (i) shall be payable for Superior Performance and (ii) shall not exceed the lesser of two and one-half (2 1/2) times the Target Award or $4,000,000 for any Performance Period.
(p) “Participant” shall mean an Employee who is selected to participate in the Plan.
(q) “Performance Goals” shall mean the performance goals or targets for the Performance Measures established by the Committee for each Performance Period, the attainment of which is necessary for the payment of an Award to a Participant at the completion of the Performance Period. The level of the attainment of the Performance Goals shall determine the amount of the Award payable hereunder. Performance Goals may be expressed as an absolute amount or percent, as a ratio, or per share or per Employee.
(r) “Performance Measures” shall mean one or more, or any combination, of the following Company, Subsidiary, operating unit, division, line of business, department, team or business unit financial performance measures: stock price, dividends, total shareholder return, earnings per share, market capitalization, book value, revenues, expenses, loans, deposits, noninterest income, net interest income, fee income, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, cash flow, credit quality, service quality, market share, customer retention, efficiency ratio, strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; and except in the case of a Covered Officer, any other performance criteria established by the Committee, including Personal Plan Goals.
(s) “Performance Period” shall mean the fiscal-year period to be used in measuring the degree to which the Performance Goals relating to Awards have been met; provided, however, that for purposes of the initial Performance Period of the Plan, Performance Period shall mean the period commencing on January 1, 2002 and ending December 31, 2002.
(t) “Personal Plan Goals” shall mean the individual performance goals to be achieved by a Participant in a Performance Period which are not based upon corporate performance, as recommended by the Chief Executive Officer of the Company and approved by the Committee.
(u) “Plan” shall mean the First Horizon National Corporation 2002 Management Incentive Plan, as amended from time to time.
(v) “Retirement” shall mean the Termination of Employment of a Participant after the Participant (i) has fulfilled all service requirements for a pension under the terms of the First Horizon National Corporation Pension Plan, as amended from time to time, or (ii) has achieved a certain number of years of service with the Company or any Subsidiary participating in the First Horizon National Corporation Pension Plan, as amended from time to time, and attained a certain age, that the sum of the Participant’s years of service and age equals or exceeds the number 75.
(w) “Subsidiary” shall mean any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
(x) “Superior Performance” shall mean the Performance Goals established for any Performance Period, the attainment of which is necessary for the payment of the Maximum Award for that Performance Period.
(y) “Target Award” shall mean the Award payable to a Participant under the terms of the Plan for the achievement of 100% of the Performance Goal in any Performance Period, expressed as a percentage of a Participant’s Compensation in accordance with Section 5.1 of the Plan.
(z) “Termination of Employment” shall mean the time when the employee-employer relationship between a Participant and the Employer is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Early Retirement or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of a Participant by the Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Employer with the former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. However, notwithstanding any provision of this Plan, the Employer has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
(aa) “Threshold Performance” shall mean the level of attainment of the Performance Goal necessary for the payment of any Award upon the completion of any Performance Period.

Article III – Plan Administration
Section 3.1 Subject to the authority and powers of the Board in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board. The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations not inconsistent with the terms of the Plan for carrying out the Plan as it may deem best in its sole and absolute discretion; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of any Award payable hereunder to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of those members present at a meeting duly called and held at which a quorum exists, but any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All designations, determinations, interpretations and other decisions of the Committee under or with respect to the provisions of the Plan or any Award and all orders or resolutions of the Board pursuant thereto shall be final, conclusive and binding on all persons, including but not limited to the Participants, the Company and its Subsidiaries and their respective equity holders, heirs, successors and personal representatives.
Section 3.2 The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:
(a)	To select the Participants;

(b)	To select the Performance Measures to be used for purposes of setting the Performance Goals for a Performance Period;

(c)	To establish the Performance Goals for each Performance Period and the Target Awards to be payable to Participants for the achievement thereof;

(d)	To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

(e)	To decide any questions arising as to the interpretation or application of any provision of the Plan;

(f)	To prescribe forms to be used and procedures to be followed by Participants for the administration of the Plan; and

(g)	To establish the terms and conditions of any agreement or instrument under which an Award may be earned and paid.
Article IV – Participation
Section 4.1 Subject to the provisions of the Plan, the Committee may from time to time select any Employee who is a senior officer of the Company or of any Subsidiary to be granted Awards under the Plan. Eligible Employees hired by the Company after the commencement of a Performance Period may receive an Award for the Performance Period which commenced in the fiscal year in which the Employee became employed by the Company, if any is payable under the terms of the Plan, and the Employee is selected by the Committee to participate in the Plan at the time the Employee is employed by the Company. Such Award may be paid in full or may be prorated based on the number of full months in the Performance Period the Participant was employed by the Company, at the sole and absolute discretion of the Committee. No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Performance Period, (b) if selected as a Participant in the Plan, to be entitled to an Award, or (c) if selected as a Participant in one Performance Period, to be selected as a Participant in any subsequent Performance Period.

Article V – Awards
Section 5.1 The Committee may make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan. Unless specified otherwise by the Committee, the amount payable pursuant to an Award shall be based on a percentage of the Participant’s Compensation, with the Target Award set for attaining 100% of the Performance Goal for any Performance Period.
Section 5.2 The Committee shall establish in writing the Performance Goals for the selected Performance Measures applicable to a Performance Period, including the Threshold Performance and Superior Performance, within 90 days of the commencement of the Performance Period and an Award for that Performance Period shall be earned, paid, vested or otherwise deliverable upon the completion of the Performance Period only if such Performance Goals are attained and the applicable employment requirement in Section 6.2(c) is satisfied.
Section 5.3 Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, operating unit, division, line of business, department, team, business unit or function within the Company or Subsidiary in which the Participant is employed, and may be expressed on an absolute and/or relative basis, based on or otherwise employ comparisons based on Company internal targets, the past performance of the Company and/or the past or current performance of other companies, the performance of other companies over one or more years, or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Common Stock outstanding, or to assets or net assets.
Section 5.4 The degree to which the Company achieves the Performance Goals established by the Committee for a Performance Period shall serve as the basis for the Committee’s determination of the Award payable to a Participant upon the completion of the Performance Period. Awards will be prorated for Company performance results occurring between stated performance levels. Company performance below the Threshold Performance will result in no Award payments for that Performance Period. The Award payable for the attainment of Superior Performance shall not exceed two and one-half times the Target Award for any Performance Period.
Section 5.5 With respect to any Covered Officer during any Performance Period, the maximum amount of any Award is $4,000,000.
Section 5.6 Except in the case of Performance Goals related to an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals and/or Performance Measures established for any Performance Period unsuitable, the Committee, after the commencement of a Performance Period, may modify such Performance Measures and/or Performance Goals, in whole or in part, as the Committee deems appropriate and equitable.
Article VI – Payment of Awards
Section 6.1 Upon completion of each Performance Period, the Committee shall review Company performance results as compared to the established Performance Goals for that Performance Period, and shall certify (either by written consent or as evidenced by the minutes of a meeting) the specified Performance Goals achieved for the Performance Period (if any) and direct which Award payments, if any, are payable under the Plan. No payment shall be made if the Threshold Performance for the Performance Period is not met. The Committee may, in its sole and absolute discretion, reduce or eliminate a Participant’s Award that would have been otherwise paid, including without limitation by reference to a Participant’s failure to achieve his or her Personal Plan Goals.

Section 6.2 The Committee shall have the sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be paid under this Plan; provided, however, such discretion may not be exercisable in any manner which would cause the payment of an Award not to satisfy the requirements for a short-term deferral under Treasury Regulation §1.409A-1(b)(4). Generally, however, the following provisions may apply:
     (a) Form of Payment: Payment of Awards may be made in a single-sum in cash.
     (b) Date of Payment: Payment of Awards shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period (the “Payment Date”), but except as expressly provided herein, payment of Awards shall be made on or before the 15th day of the 3rd month following the end of the fiscal year of the Company that coincides with the end of the Performance Period. Notwithstanding the foregoing:
     (i) To the extent permissible under Treasury Regulation §1.409A-1(b)(4)(ii), the Payment Date may be delayed within the discretion of the Committee on the following grounds:
(A)	It is administratively impracticable to make the payment by the regular Payment Date due to unforeseeable reasons;

(B)	The payment would jeopardize the Company’s ability to continue as a going concern;

(C)	The payment is reasonably anticipated not to be deductible under Section 162(m) of the Code due to circumstances that a reasonable person would not have anticipated; or

(D)	Such other grounds as may be from time to time permissible under the foregoing regulation;
Provided, however, any delayed payment shall be made within the period required under the foregoing regulation.
     (ii) Section 6.2(c)(iii) shall control the date or dates of the Payment of Awards to the extent applicable.
     (c) Employment Required: Except as provided below, Participants must be Employees on the Payment Date in order to receive payment of an Award.
     (i) Early Retirement, Retirement, death or Disability during a Performance Period: If, during a Performance Period, a Participant’s Termination of Employment by the Company or its Subsidiaries is due to the Early Retirement, Retirement, death or Disability of the Participant, the Participant (or his beneficiary, as the case may be) shall nonetheless receive payment of an Award, if any, after the close of the Performance Period based upon the Performance Goals actually attained by the Company for the Performance Period. The Award, if any, may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such Termination of Employment, at the sole and absolute discretion of the Committee. Payments under this Section 6.2(c)(i) shall be made on the Payment Date.
     (ii) Early Retirement, Retirement, death or Disability after Last Day of the Performance Period: If a Participant is an Employee on the last day of a Performance Period, but is not an Employee on the Payment Date due to Early Retirement, Retirement, death or Disability, then the Participant (or his beneficiary, as the case may be) may receive on the Payment Date the full Award earned under the terms of the Plan for the Performance Period, if any. The Award, if any, shall be made on the Payment Date. If a Participant’s employment with the Company is terminated for any other reason other than Early Retirement, Retirement, death or Disability after the last day of a Performance Period, but before the Payment Date, the Participant (or his beneficiary, as the case may be) will forfeit all rights to any earned but unpaid Awards for that Performance Period under the Plan; provided, however, that the Committee may, at any time and in its sole and absolute discretion, authorize a full or partial payment of any earned but unpaid Awards under the Plan.
     (iii) Change in Control: In the event the terms of any agreement entered into by and between the Company and a Participant governs the payment of any Award granted hereunder following a Change in Control, then the payment of such Award shall be governed by the terms and conditions of such agreement and not of this Plan. If the payment of any Award granted hereunder following a Change in Control is not otherwise provided for by the terms of an agreement by and between the Company and a Participant, then the payment of such Award following a Change in Control shall be governed by this Section 6.2(c)(iii). Unless otherwise provided under the terms of an agreement between the Participant and the Company, a Participant shall receive an Award equal to the Target Award the Participant would have received for the Performance Period if the Participant’s employment with the Company is terminated during a Performance Period in which there has been a Change in Control, and the Target Award in such event shall be prorated based upon the number of full months which have elapsed in the Performance Period as of the date of such Termination of Employment. If a Participant’s employment is terminated following a Performance Period in which there was a Change in Control, but before the Payment Date for that Performance Period, the Participant shall receive the full amount of any Award earned but not yet paid for that Performance Period. Notwithstanding the foregoing, no payment of an Award shall be made later than the date required under Section 6.2(b).
Section 6.3 The Committee in its sole and absolute discretion may decrease the amount payable pursuant to an Award, but in no event shall the Committee have discretion to increase the amount payable to any Covered Officer pursuant to an Award in a manner inconsistent with the requirements for qualified performance-based compensation under Code Section 162(m). In interpreting Plan provisions applicable to Performance Goals and Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such Performance Goals and interpreting the Plan shall be guided by such provisions.
Article VII – Shares Available for Awards
Section 7.1 Shares of Common Stock shall not be issued or paid in respect of any Awards under the Plan.
Article VIII – Amendment, Modification, Suspension or Termination of the Plan
Section 8.1 The Board may at any time terminate or suspend the Plan, in whole or in part, and from time to time, subject to the shareholder approval requirements of Section 162(m), amend or modify the Plan, provided that, except as otherwise provided in the Plan, no such amendment, modification, suspension or termination shall adversely affect the rights of any Participant under any Award previously earned but not yet paid to such Participant without the consent of such Participant. In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any amount specified in Article VI and theretofore not paid out, prior to the Payment Date, and in a lump sum on installments as the Committee shall prescribe with respect to each such Participant; provided, however, such payments shall in all events be made within the period permissible for short-term deferrals under Treasury Regulation §1.409A-1(b)(4). Notwithstanding the foregoing, any such payment to a Covered Officer must be discounted to reflect the present value of such payment using a rate equal to the discount rate in effect under the First Horizon National Corporation Pension Plan, as amended from time to time, on the date of such payment. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Article VIII to the extent permitted by law.
Article IX – General Provisions
Section 9.1 Unless otherwise determined by the Committee and provided in the Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 9.1 shall be null and void. A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all amounts payable under the provisions of Section 6.2(c) to such Participant. A Participant may rescind or change any such designation at any time.
Section 9.2 The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.
Section 9.3 No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of the Company or an Employer and the right of the Company or Employer to dismiss or discharge any such Participant is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants. No Participant shall have any lien on any assets of the Company or any Employer by reason of any Award made under this Plan.
Section 9.4 The payment of all or any portion of the Awards payable to a Participant under this Plan may be deferred by the Participant, subject to such terms and conditions as may be established by the Committee in its sole and absolute discretion.
Section 9.5 This Plan and all determinations made and actions taken pursuant thereto, shall be governed by and construed in accordance with, the laws of the State of Tennessee, without giving effect to the conflicts of law principles thereof.
Section 9.6 The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company, as well as its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
Section 9.7 This Plan shall expire on December 31, 2012, and no new Awards shall be granted under the Plan after that date.
Section 9.8 (a) In the event of a material restatement of the Company’s financial statements and to the extent permitted by governing law, the Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Award paid (including any Award earned and deferred) to the Participant, for any Award granted prior to July 15, 2008 having any Performance Period beginning on or after January 1, 2008 where:

     (i) the amount or payment of the Award was predicated upon the achievement of financial results of the Company (including any financial reporting segment or unit) or any Subsidiary that were subsequently the subject of a material restatement; and
     (ii) the Board or the Committee concludes in good faith that the Participant engaged in fraud or intentional misconduct that was a material cause of the need for the restatement; and
     (iii) a lower payment or no payment would have been made to the Participant based directly or indirectly upon the restated financial results.
     (b) The Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Award paid (including any Award earned and deferred) to the Participant, for any Award granted on or after July 15, 2008 having any Performance Period beginning on or after January 1, 2008 where the Board or the Committee concludes in good faith that the Participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or employee of the Company or of any of its Subsidiaries. In determining whether and to what extent the Board or the Committee (as applicable) will cause the Company to exercise its rights under this Section after finding that this Section applies, the Board or Committee may weigh all material facts and circumstances pertaining to the relevant acts and events, and may take any factors into account that it deems relevant to the determination, including, among others, the following factors: the degree or risk of harm or other consequences to the Company or its Subsidiaries, including tangible, financial, regulatory, reputational or other intangible harm; the extent to which the misconduct was intended to allow the Participant to personally gain a profit or advantage or personally avoid a loss or disadvantage; the extent to which the Participant did or did not believe his or her misconduct would further the best interests of the Company or its Subsidiaries; the extent to which the Participant’s misconduct took advantage of or otherwise betrayed a trust conferred upon that Participant; and the extent to which the misconduct involved deceit by the Participant.
     (c) Award payments that are earned and deferred for any reason are subject to this Section as having been paid, along with all interest and other amounts earned upon the amount deferred. However, if the Participant elects to invest deferred amounts in a manner that results in a loss, the Participant nevertheless may be required to reimburse to the Company the full amount of the Award if the conditions of this Section are met.
     (d) For the purposes of this Section, all amounts paid shall be calculated on a gross basis regardless of the net amount remitted to the Participant. For example, if a Participant’s Award pays $1,000 gross and, after withholding for taxes and all other reasons, $750 net is remitted directly to the Participant in cash, then under this Section the Company may seek reimbursement of all or any portion of the $1,000 gross amount, provided that the conditions set forth above are met.
     (e) For purposes of this Section, examples of lowering or eliminating a payment based on restated financial results include, among other things: (i) the payment would have been lower or eliminated directly by application of a Performance Goal based in whole or part on a Performance Measure that incorporates or is adversely affected by the restated financial results; and (ii) the payment would have been lower or eliminated through the exercise of discretion by the Committee if the Committee had known the restated financial results at the time the discretion was exercised.
     (f) Any of the Board, the Committee, the Chairman of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions of this Section above might be met, may halt and suspend payment of any Award (including payment of any amount deferred in connection with any Award and any earnings thereon) until the Board or Committee has investigated, considered, and acted upon the matter hereunder. Any such suspension shall be without interest owed to the Participant if it is later determined that any payment should be made to the Participant after all.
     (g) All Awards under this Plan having any Performance Period beginning on or after January 1, 2008 are granted and paid subject to the conditions, and the risk of later reimbursement, imposed by this Section. No payment of any Award, whether or not following a suspension, shall operate to waive or diminish the Company’s right to seek reimbursement under this Section.
     (h) If the Board acts under this Section, any member of the Board that is a Participant shall recuse him- or herself from participating in the matter as a Board member.
Section 9.9 All references herein to Treasury Regulation §1.409A-1(b)(4) shall be to such regulation as amended from time to time or to any successor provision. The foregoing provisions of this Plan as amended are intended to cause the Plan to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), and the provisions of this Plan as amended shall be construed in accordance with that intention. If any provision of this Plan shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision. Any required provision of a short-term deferral plan that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Plan to the same extent as though expressly set forth herein. The Company will bear no responsibility for any determination by any other person or persons that the terms, arrangements or administration of the Plan has given rise to any tax liability under Section 409A of the Code.